Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2011

HOUSTON, May 9, 2011 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $21.7 million, or $0.54 per diluted share for the three months ended March 31, 2011, versus net income of $25.7 million, or $0.64 per diluted share for the first quarter of 2010. The first quarter 2011 results were negatively impacted by an after-tax foreign exchange loss of $1.6 million, or $0.04 per diluted share as compared to an after-tax foreign exchange gain of $1.1 million, or $0.03 per diluted share during the first quarter of 2010. The first quarter 2010 results also include an after-tax charge of $3.9 million, or $0.10 per diluted share, related to the settlement of pending assessments, dating back to 2007, regarding state tax on the importation of goods into the State of Rio de Janeiro, Brazil. Total revenues fell to $137.7 million during the quarter ended March 31, 2011 from $142.5 million during the same period in 2010, as U.S. Gulf of Mexico sales were adversely impacted by permitting delays related to the U.S. Gulf of Mexico drilling moratorium.

In addition, the Company announced that its backlog at March 31, 2011 was approximately $655 million, compared to its March 31, 2010 backlog of approximately $550 million. The Company expects its earnings per share for the quarter ending June 30, 2011 to approximate $0.50 to $0.60 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, developments related to the Deepwater Horizon incident, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2011	2010

Revenues	$137,667	$142,533
Cost and expenses:
Cost of sales	80,113	81,815
Selling, general and administrative	18,261	13,433
Engineering and product development	8,698	6,786
Special item	—	5,901

	107,072	107,935

Operating income	30,595	34,598

Interest income	99	61
Interest expense	(11)	(27)

Income before income taxes	30,683	34,632
Income tax provision	9,011	8,935

Net income	$21,672	$25,697

Diluted earnings per share	$0.54	$0.64

Weighted average shares – diluted	40,320	39,972

Depreciation and amortization	$5,755	$4,884

Capital expenditures	$19,809	$7,593